UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
J. MICHAEL EGAN
PETER A. FELD
STEVEN J. LEE
CHARLES T. ORSATTI

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for proposals to elect four director nominees to replace four current members of the Board of Directors of Orthofix International N.V., a limited liability company organized under the laws of the Netherlands Antilles (the “Company”), at a special general meeting of the Company that Ramius, together with certain other shareholders of the Company, has requested that the Company call pursuant to the Netherlands Antilles Civil Code.  The special general meeting is scheduled to be held on April 7, 2009.

Item 1: The following article was published in the February 24, 2009 issue of Orthopedics This Week:

Pirates of Ramius Unplugged

By Walter Eisner

The Pirates of Ramius have now boarded the good ship Orthofix and the final battle for control of the vessel is scheduled to take place April 7 in the Dutch Antilles.

The boarders should now be considered privateers since receiving permission from 55% of Orthofix shareholders to board the ship and offer their slate of candidates to replace four of Orthofix’s current Board Members.

Ramius charges that the Orthofix Board made a big mistake when it paid $333 million for Blackstone Medical in 2006. In a nutshell, Ramius thinks the Orthofix Board ignored critical risk factors and failed to put in place a viable operating plan.

Shareholder Value

Dumping Blackstone will create more value for shareholders, say the boarders, as they have their sights set on a stock price of $25 per share. Orthofix shares were trading at around $10 when the pirates began their assault in November. The stock price quickly moved to $16 and is now at around $19 after the company reported positive quarterly financials on February 12.

Orthofix has taken numerous measures since sighting the privateers on the horizon, one of which was hiring a PR firm that specializes in political contests to defend the ship. Other measures included accelerating the launch date of Trinity, its adult stem cell product; releasing two new spine products; and reducing the company’s debt obligations.

Ramius Partner Jeff Smith, who recently left a successful stint on the Board of Kensey Nash, and Ramius Managing Director Peter Feld, one of the proposed candidates for the Orthofix Board, spoke with Orthopedics This Week recently to discuss their plans for seizing control of Orthofix.

The End Game

OTW: What is your end game? At what point here do you say you have achieved success?

Smith: From our standpoint, we are a shareholder so we measure success in terms of value creation. Success for us has never been measured in wins or losses, in contests, or gaining representation on the Board. It is really more about doing what is right and doing what is in the best interest of all the shareholders to unlock value. Our bias has always been to do that in a way that maximizes cashflows of businesses and unlocks the real value of the company.   We would define that as the way we win.

OTW: You mentioned a $25 share price in your letter to shareholders. Is that one measure of success?

Feld: Yes. Given where multiples are and that companies are trading at depressed valuations, we believe that if you were to take the steps that we have outlined to improve value—even in the current market environment—the stock could be worth that much. But clearly, longer term, there is more value to be had at this company, based on continuing performance of the core businesses as well as a more normalized environment for valuations.

OTW: You bought your shares after Orthofix acquired Blackstone Medical. If you thought that acquisition was a bad idea, why did you buy the shares?

Smith: We bought the shares because we thought that there would be a lot of value created if they were able to sell off or improve Blackstone…We did not buy the shares right after they bought Blackstone. We bought the shares when the stock was under $15 a share, so we thought that the opportunity to fix the problem far outweighed the fact that there was a mistake made. That does not mean that there was not a mistake.  We do not think the Board did enough work, or that the analysis surrounding the decision to buy Blackstone was as sound as it should have been. We certainly did not buy the stock because we liked Blackstone.

Board Missteps

Feld: To be clear on that point, the company [Orthofix] bought Blackstone in August of 2006 for $333 million. Since that time, in our opinion, there have been several missteps in terms of execution and strategic decision-making which have led to Blackstone going from a profitable business when they acquired it to a business that is currently losing a substantial amount of money. But in addition to probably overpaying for the company, they have also made several missteps since they bought Blackstone. The opportunity we see in terms of creating value for Orthofix shareholders is in righting some of those poor decisions that have been made over time which could include potentially selling Blackstone or taking more drastic measures to improve it otherwise.

Smith: It is hard to generalize, but we do look for companies that we believe are undervalued and where, if specific changes were made, value can be unlocked for the benefit of the shareholders. In those situations, we look to buy a stake in the company and work with management to help them focus on strategy, aspects of their business and their balance sheet to unlock value. We have done that in several situations and we do look for those opportunities. Usually, the opportunities work out in a very friendly, constructive manner with companies, and other times it takes a little bit more effort in order for management and the Board to understand that the status quo or the current momentum is not the best choice and is not in the best interest of the shareholders. Sometimes, change is beneficial for shareholders.

One situation that we were involved in recently that delivered significant value to shareholders was a company in the medical device space called Datascope. Shortly after securing change at the Board level, Datascope entered into a transaction to sell the Patient Monitoring division for $240 million to Mindray Medical. The Patient Monitoring business was break even at the time and was significantly underperforming expectations. Once the transaction to sell the Patient Monitoring division closed, the company was approached by several parties interested in acquiring the remainder of Datascope. The Company subsequently entered into a transaction to be sold to a Swedish healthcare company, Getinge AB. Significant value was created for all shareholders.

“Not Just Looking for a Fast Buck”

OTW: What is the average length of time you stay active in a company and where are you on that timeline with Orthofix?

Smith: I do not know if we calculate average length of time. Sometimes we hold investments for a short period of time, and sometimes we hold them for multiple years. So it is hard to say. We do not really measure our investment horizon so much by time. We measure it by accomplishment, so from that standpoint, we are at the very beginning of our investment at Orthofix because we believe there is a lot that can be done that will unlock a fair amount of value for the benefit of the shareholders.

[Later during the interview, Smith said the following]:

We are not just looking to make a quick buck. We are cognizant of the time value of money and we are cognizant of the risk of long-term business plans, so if your plan, whatever it is, is going to be back-end loaded, you need to make sure that it is discounted appropriately to justify the risk. It does not mean it does not make sense to be looking at long-term opportunities. We look at long-term opportunities all the time and we make long-term decisions all the time. It is just a matter of evaluating them with a fresh perspective, an open mind, and the ability to objectively weigh the risk and reward.

Sparing the Captain

OTW: You recently dropped Orthofix CEO Alan Milinazzo from the list of candidates you wanted to replace. Why?

Feld: As a matter of good corporate governance, it makes sense for the CEO of a company to be on the Board. Alan is currently the acting CEO of the company, and therefore, it makes sense for him to be a member of the Board of Directors. It is then the responsibility of the Board to determine whether management is effective and whether a change needs to be made.

OTW: Have you had conversations with other shareholders about whether or not Milinazzo should be replaced on the Board?

Smith: We have had conversations with shareholders and there are certainly some that would like to see a change there and some that would not.

OTW: Is there a strategy that you are pursuing to win the votes of 51% of shareholders?

Feld: Our strategy is to continue to do what is best for shareholders. Frankly, as part of the requirements to call the meeting, we only needed to get 10% of the shareholders to support calling a special meeting, and we have received 55%, so clearly we are happy with the support we have received from shareholders. Again, we think that we are working for the benefit of all shareholders to create value, and that is what we are focused on.

OTW: Are you lobbying other shareholders?

Feld: We have published several letters and those letters outline our views related to the company. We have also hired a proxy solicitor, which is a fairly normal course during one of these campaigns. Once we have a definitive proxy statement filed in relation to the special meeting we will certainly be communicating directly with shareholders to make our case.

Smith: There are specific proxy solicitation requirements in terms of actually soliciting votes before your proxy materials are cleared by the SEC.

Personal Attacks

OTW: Peter, the current Chairman of the Orthofix Board says that you are too young, not experienced enough and out of your league here. What’s your response to that?

Feld: Our mentality here at Ramius is to always focus on the core issues. We do not individually disparage managers or Board Members. We really focus in on the issues. From my perspective, I would prefer to focus on the real issues facing the company and how to remedy those issues in order to create value for shareholders. I think that their response is mostly noise as it relates to me.

Smith: We are trying to figure out how to put the best possible Board together for the benefit of all shareholders, and it is not terribly constructive for the company to be focused on a nominee’s age as opposed to value that can be contributed. That is an example of their narrow thinking. What they should be doing instead is trying to figure out how to come up with the best possible Board for the benefit of all shareholders. Clearly, this Board has misstepped in a number of places, which we have illustrated. When that happens, the shareholders deserve to make sure they have proper representation, which means not only industry experts but also experts in finance and good corporate governance.

OTW: There were also questions raised by the Chairman about allegations regarding another of your nominees, Steven Lee. He expressed concern that when Lee was at PolyMedica, there were allegations of Medicare fraud, which were then settled and Lee abruptly retired.

Smith: That is old news. There was nothing found out as it relates to that. The company was sold for a lot of money, and shareholders did very well. Again, I think, instead of focusing on what is best for shareholders and how to properly run the business, they are focusing on personal attacks. We have not gone out and attacked anybody personally, nor do we plan to, as Peter mentioned before. Instead, we want to focus on the merits—what is in the best interest of the company, what is in the best interest of the shareholders—and we believe that our Board Members are terrifically additive to the company and will create good, instructive, stimulating dialogue inside the boardroom so the company can operate better. We hope that when there are tough decisions in the future, the sins of the past are not repeated.

Dumping Blackstone

OTW: You want Orthofix to sell Blackstone for the best possible price. Do you think that your public criticism of Blackstone diminishes the value of Blackstone in terms of what price it can bring in the marketplace?

Feld: That is a judgment I cannot make for you. To be clear, there have been missteps at Blackstone. They paid a very large sum of money for the company. We believe that there may have been flaws in the due diligence that was done, and since the closing of the acquisition, there have been several issues that have come to light—both legal and operational. But we approach the situation with an open mind. Selling Blackstone is one option and one option that would certainly preserve value for shareholders and, in our opinion, potentially lower the risk profile of the company, but it is one option that our Director nominees—including myself—would certainly be willing to consider as well as any other options that present an opportunity to improve value.

We are making a judgment and an assessment based on publicly available information that we currently have. If elected to the Board, the other newly elected directors and I will obviously use all of the resources available to us to make a determination about what we believe to be the best possible outcome for shareholders. We would approach that with an open mind and a willingness to listen to other alternatives.

Even if you were to sell Blackstone for a minimal price, we believe that substantial value would be created for shareholders and the company would be in a much lower-risk position in terms of its capital structure. There may be other choices and we approach that with an open mind and we can look at it with a fresh perspective. But as we have mentioned, in addition to dealing with Blackstone, there are other opportunities at the company such as dramatically reducing corporate overhead expenses. These expenses have increased substantially since the acquisition of Blackstone, and we think that is a large opportunity.

Losing Osteocel

OTW: You’ve said the loss of the Osteocel product could have been avoided if the Board would have done better due diligence. How would that have prevented the setback of Osteocel?

Feld: I would not characterize it exactly as you did. The point we were making is that clearly at the time of the acquisition of Blackstone, a meaningful portion of the $333 million paid for Blackstone was associated with the Trinity product. That was a high-growth new biologic product that Orthofix looked at as a high-growth big opportunity for them.

That product was under contract from Osteocel for exclusive distribution rights through the first half of 2009, after which they [Blackstone] had no right to the product and no agreement to distribute it.

They [Orthofix] associated a large amount of value with that product and instead of either negotiating an extension or something like that to the distribution agreement prior to closing the acquisition, or just renegotiating that contract or even structuring the purchase of Blackstone as more of an earnout based on their ability to get a new contract for the Trinity product, they just paid a big price and here we are two years later—losing that product. Hindsight is 20/20, but we believe that [the acquisition] probably could have been structured in a more beneficial way for shareholders.

A Fresh Perspective

OTW: Any final comments for our readers?

Smith: I think that the most important thing is that our nominees really are going on the Board to work for the best interest of all shareholders. We believe that the sale of Blackstone is a smart thing to do. We believe that it will create value. If elected, our nominees would go on the Board with an open mind to see if, using that as a baseline, there are other things that might be better, but they get the ability to go onto the Board with an open mind to be able to evaluate that alternative as well as all other alternatives without the burden of prior mistakes and trying to justify or rationalize prior mistakes. They get to be able to go on with a fresh perspective.

That is an important thing for any Board, especially one that has made some mistakes. To be able to have some people come on with a fresh perspective, who are knowledgeable, intelligent and open-minded enough to be able to look at the situation unburdened, to be able to come up with what is the best alternative, in their collective opinion, and in the best interest of all shareholders without the burden of past mistakes. It is very, very important.

By the time this battle is over, it’s going to cost the company and shareholders some money. But since the start of this engagement, shareholders of Orthofix have seen the value of their holdings in the company explode. Consider:

Cost of battle for Orthofix: $600,000 – $700,000

Cost of battle for Ramius: $250,000 +

Increase of shareholder value since November: $153,000,000

Entertainment for OTW readers: Priceless

# # #

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), together with the other participants named herein, expects has made a definitive filing today with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for proposals to elect four director nominees to replace four current members of the Board of Directors of Orthofix International N.V., a limited liability company organized under the laws of the Netherlands Antilles (the “Company”), at a special general meeting of the Company that Value and Opportunity Master Fund, together with certain other shareholders of the Company, requested that the Company call pursuant to the Netherlands Antilles Civil Code. The Company has scheduled the special general meeting to be held on April 7, 2009.

VALUE AND OPPORTUNITY MASTER FUND ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE SOLICITATION MATERIALS IN CONNECTION WITH THE SPECIAL GENERAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE SOLICITATION MATERIALS WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5884.

The participants in the proxy solicitation are Value and Opportunity Master Fund, Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”), Ramius Advisors, LLC (“Ramius Advisors”), RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), Ramius LLC (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), Peter A. Feld (“Mr. Feld”), J. Michael Egan (“Mr. Egan”), Steven J. Lee (“Mr. Lee”) and Charles T. Orsatti (“Mr. Orsatti”).

As of the date of this filing, Value and Opportunity Master Fund beneficially owns 818,945 shares of Common Stock of the Company. RCG Starboard Advisors, as the investment manager of Value and Opportunity Master Fund, is deemed to be the beneficial owner of the 818,945 shares of Common Stock of the Company owned by Value and Opportunity Master Fund.

As of the date of this filing, Enterprise Master Fund beneficially owns 130,035 shares of Common Stock of the Company. Ramius Advisors, as the investment advisor of Enterprise Master Fund, is deemed to be the beneficial owner of the 130,035 shares of Common Stock of the Company owned by Enterprise Master Fund.

Ramius, as the sole member of each of RCG Starboard Advisors and Ramius Advisors, C4S, as the managing member of Ramius, and Messrs. Cohen, Stark, Strauss and Solomon, as the managing members of C4S, are each deemed to be the beneficial owners of the 818,945 shares of Common Stock of the Company owned by Value and Opportunity Master Fund and the 130,035 shares of Common Stock of the Company owned by Enterprise Master Fund. Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the shares of Common Stock of the Company owned by Value and Opportunity Master Fund and Enterprise Master Fund by virtue of their shared authority to vote and dispose of such shares of Common Stock.

As of the date of this filing, none of Messrs. Feld, Egan, Lee or Orsatti directly own any shares of Common Stock of the Company.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.